Exhibit 8

JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT is entered into as of October 7, 2019, by and among the signatories hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the shares of common stock, par value $0.001 per share of Liberated Syndication Inc., a Nevada corporation, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: October 7, 2019

CAMAC FUND, LP

By: Camac Capital, LLC,
its general partner

By:	/s/ Eric Shahinian
Name: Eric Shahinian
Title: Managing Member of the GP

CAMAC PARTNERS, LLC

By: Camac Capital, LLC,
its general partner

By:	/s/ Eric Shahinian
Name: Eric Shahinian
Title: Managing Member of the GP

CAMAC CAPITAL, LLC

By:	/s/ Eric Shahinian
Name: Eric Shahinian
Title: Managing Member

ERIC SHAHINIAN

/s/ Eric Shahinian